Exhibit 99.1

Possis Launches New Web Site to Raise Awareness for DVT

Condition Affects More than 600,000 People in the U.S. Each Year

MINNEAPOLIS--(BUSINESS WIRE)--Possis Medical, Inc. (NASDAQ: POSS), a developer, manufacturer and distributor of pioneering medical devices used in endovascular procedures, today launched a new Web site to raise public awareness for deep vein thrombosis, or DVT, a serious and growing medical condition that leads to prolonged pain, disability and even death. The site, www.DVTanswers.com, provides basic education about the risk factors and symptoms of DVT; and, how the disease is diagnosed and how it can be treated. Different from other online information sites, www.DVTanswers.com presents more in-depth information about the newest FDA-cleared therapies for quickly resolving the dangerous blood clots that block veins.

During 2008, more than 600,000 people in the United States alone will be diagnosed with blockages in the deep veins of legs and arms. DVT can affect people of all ages and levels of physical activity. If not quickly diagnosed and properly treated, it can cause chronic pain, loss of mobility, permanent damage to vessels and tissues and, for as many as 200,000 patients, DVT can contribute to pulmonary embolism (PE). PE is a life-threatening condition that occurs when a clot from the leg or arm travels to the lungs, blocking the normal flow of blood and oxygen.

“One of the biggest challenges the medical community faces in dealing with DVT is catching the condition in its early stages,” said Robert G. Dutcher, CEO of Possis Medical, Inc. “Even medical professionals can misdiagnose DVT because its symptoms often mimic other conditions. For most people, a pain in the leg or arm is not a cause for alarm. But when the pain doesn’t seem to have an obvious cause, doesn’t go away, and if the leg or arm swells and skin texture changes it is time to seek immediate medical care.”

Unlike most other circulatory diseases, DVT is not restricted to older or less active patients. In some people, blood clots form more easily than in others. When combined with other risk factors such as smoking, birth control medications, extended periods of inactivity such as bed rest or long plane flights, or when arms and legs have suffered injury or if there has been a recent surgery, clots can form in the large veins deep in the muscle. If DVT is suspected, there are several tests that can reveal the condition. One of the most effective diagnostic tools is the Doppler Ultrasound which can “see” the flow of blood through the vessels and pinpoint obstructions. Once diagnosed, it is important to get immediate and adequate treatment for the condition.

According to Dr. Richard Sprouse of University Surgical Associates, Chattanooga, Tenn.,“A DVT in the leg can cause damage to the venous valves and result in chronic pain and swelling. However, the most feared complication of DVT is pulmonary embolism. “When a clot that has formed in the major vein of the leg breaks away and travels through the heart and into the pulmonary artery, it blocks blood flow to the lungs. This puts strain on the heart and affects the body’s ability to oxygenate the blood. This is a life-threatening condition and if not treated promptly the patient may suffer permanent damage to the lungs and heart.”

According to Dutcher, Possis’ new site, www.DVTanswers.com, is intended to raise awareness about the symptoms and seriousness of DVT and educate patients and doctors alike by presenting today’s new and more aggressive treatment options. DVT is not new and doctors have always encountered patients with the classic symptoms, but recent research has shown that patients often wait too long before seeing their physicians and that a high percentage of DVT patients are not correctly identified in their first visit.

Said Dutcher, “Treatment options for DVT are rapidly changing, diagnoses are becoming easier and more accurate and the traditional methods which were not always effective are being complemented with new, innovative therapies that address the risk of PE, resolve the pain and discomfort quickly and reduce the overall treatment costs. We think www.DVTanswers.com will be a valuable resource for sharing information about this devastating and growing disease and the new therapies that can treat it successfully.”

Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The company's AngioJet® System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

CONTACT:
Possis Medical, Inc.
Jules L. Fisher, 763-450-8011
Vice President, Finance and
Chief Financial Officer
Jules.Fisher@possis.com